Exhibit 10.1
2008 EXECUTIVE INCENTIVE PLAN
PURPOSE
The 2008 Executive Incentive Plan of Dayton Superior Corporation (the “Company”) is established to encourage the achievement of defined operational goals that contribute directly to the profits of Dayton Superior Corporation and to recognize employees whose performance exceeds normal expectations or requirements for their positions.
DEFINITIONS
•	Plan means this 2008 Dayton Superior Corporation Executive Incentive Plan.

•	Compensation Committee means the Compensation Committee established by the Board of Directors of the Company.

•	Participant means an employee selected to participate in the Plan.

•	Year means a calendar year.
ADMINISTRATION
Participants in the Executive Incentive Plan will have a bonus opportunity, which will be a percentage of their base salary. The percentage will vary by position and will reflect the level of responsibility of the individual Participant and will include market-based compensation comparisons. The percentage opportunity will be defined by the President & Chief Executive Officer, subject to Compensation Committee approval. The Plan will be based upon the achievement of various financial goals approved by the Compensation Committee. The financial goals must be met before any bonuses will be awarded.
The Compensation Committee shall make all determinations of the financial targets required for the administration of the Plan. The Compensation Committee may also make such adjustment, including the determination as to which unusual or non-recurring items to include or exclude, as it, in its sole discretion, deems appropriate to properly reflect the Company’s financial results such as the effects of inflation on cash flows.
The Compensation Committee must approve all Participants in the Plan and the achievement of the specified financial goals for distribution of awards.
ELIGIBILITY & COMPONENT ALLOCATION
Plan Participants must be employed with The Company at the time of distribution. If a Plan Participant leaves prior to the payment, the Participant forfeits any bonus amount.
Payments will be made by March 31st of the year following the Plan year, subject to completion of the annual audit of the Company’s financial statements.
Eligibility for participation in the Plan will be reviewed each year. For 2008, Plan participation eligibility and allocation are established for the executive group as follows:

	% of Salary At 100% of Target
	Chief Executive	Executive Vice
	Officer	President	Vice President	Director
Company EBIT*	50%	37.5%	25%	17.5%
Company Cash Flow*	50%	37.5%	25%	17.5%
Total	100%	75%	50%	35%

% of Salary Above 100% of Target
For Each $1 Million Company EBIT Exceeding Target	10%	7.5%	5%	5%
LIMITATIONS
The Plan is not to be construed as providing a guaranteed or minimum payment, or as constituting a contract of employment. No rights in the Plan shall be deemed to accrue to any Participant and no Participant or other person shall, because of the Plan, acquire any right to an accounting or to examine the books or affairs of the Company.
The Compensation Committee may at any time terminate the Plan or effect such amendments thereto as it shall deem advisable and in the best interest of the Company provided, that no such termination or amendment shall affect or impair any rights of such Participant with respect to the year in which such termination or amendment is made.
PERFORMANCE MEASURES
The threshold for the payment is 88% of the target scaled to 100%, using the EBIT and cash flow targets approved by the Compensation Committee.
At the 88% threshold, the Plan will pay out at 25% of the target bonus. If the Company does not achieve the threshold, any bonuses paid will be at the sole discretion of the Compensation Committee.
For each $1 million of EBIT above target, the Plan will pay an additional bonus amount as a % of salary.
*As defined by the Compensation Committee